STOCK OPTION


  FOR  VALUE  RECEIVED, the  receipt and  sufficiency  of which  is hereby
acknowledged,  LoneStar  Hospitality   Corporation,  a  Delaware   corporation

  ("LoneStar") hereby grants to DIRECTOR (the "Optionee"), the option to purchase a total of 25,000 shares of the common stock of LoneStar (the

 ("Shares") on the terms and conditions hereafter provided:


   1. Purchase Price. Purchase price of the common stock which may be purchased under this Option shall be the sum of $1.50 per share, or an aggregate total of $37,500.

   2. Term. The term of this Agreement and the Option granted hereby shall be period from DATE (the "Option Date") and ending at the close of business on the fifth anniversary of the Option Date.

   3. Exerncise. The Optionee may exercise this Option (but only on the conditions set forth herein) as to all or any lesser number of whole shares of Common Stock covered hereby (subject to Paragraph 2 above) by providing to LoneStar at the address indicated below (or at such other address as LoneStar may provide to the Optionee from time to time during the term of this Option) (i) written notice of exercise, and (ii) payment to LoneStar in cash or by check of the purchase price for the number of shares with respect to which the Option is being exercised. Upon exercise of this Option as provided herein, LoneStar shall issue to Optionee such shares as Optionee may purchase hereunder and deliver a certificate therefor.


   4. Covenants. Neither this Option nor the Shares of LoneStar common stock for which this Option may be exercised have been registered under the Securities Act of 1933 or the securities law of any state of the United States. This Option has been, and any Shares acquired upon exercise of this Option will be, acquired for investment and not with a view to distribution or resale, and may not be made subject to a security interest, pledge, hypothecated, or otherwise transferred without an effective registration statement for such Option or Shares under the Securities Act of 1933 or an opinion of counsel satisfactory to LoneStar that registration is not required under such Act. Optionee shall, upon request, exercise an appropriate investment letter with respect to his purchase of shares pursuant to the exercise of this Option. Any shares issued upon the exercise of this Option shall bear a legend substantially as follows:

           "The shares represented  by this  Certifi-
            cate  have not  been registered  under the
            Securities Act of 1933.  These shares have
            been acquired for  investment and not with
            a view to distribution or resale, and  may
            not   be  made  subject  to  a  securities
            interest,   pledged,    hypothecated,   or
            otherwise transferred without an effective registration statement for such shares under the Securities Act of 1933 or an opinion of counsel for the Corporation that registration is not required under such Act."

    5.    Adjustments.   If  LoneStar  shall,  at  any  time  prior  to  the
          expiration of this Option and prior to the exercise thereof: (i) declare or pay to the holders of the Common Stock a dividend payable in any kind of shares of stock of LoneStar; or (ii) change or divide or otherwise reclassify its Common Stock into the same or different number of shares with or without par value, or into shares of any class or classes; or (iii) consolidate or merge with, or transfer all or substantially all of its property to, any other corporation; or (iv) make any distribution of its assets to holders of its Common Stock as a liquidation or partial liquidation dividend or by way of return of capital; then, upon the subsequent exercise of this Option, the Optionee thereof shall receive for the exercise price, in addition to or in substitution for the shares of Common Stock which he would otherwise then be entitled upon such exercise, such additional shares of stock or scrip of LoneStar, or such reclassified shares of stock of LoneStar, or such shares of the securities or property of LoneStar resulting from such corporation or merger or transfer, or such assets of the Corporation, which he would have been entitled to receive had he exercised this Option prior to the happening of any of the foregoing events.


    6. Rights as Shareholder. Optionee shall have no rights as a stockholder with respect to any shares covered by this Option until he shall have become the holder of record of such shares, and no adjustment shall be made for dividends of any kind or other rights for which the record date is prior to the date upon which Optionee shall become a holder of record, except as provided in paragraph 5 hereof.


    7. Non-Transferability. The Option granted hereby may not be assigned or transferred by the Optionee except in the event of his death to his legal representative or to the person or persons who shall have acquired the Option by bequest or inheritance, and during the lifetime of the Optionee may be exercised only by him. Any transferee of this Option shall take the same subject to the terms and conditions of this Option. Any purported transfer assignment, pledge, or encumbrance of this Option, except as expressly permitted herein, shall be void and ineffectual.

    8.    Governing Law.    This Agreement  is intended to  be performed  in
          the state of Texas and shall be construed and enforced in accordance with and governed by the laws of the such state.

  IN WITNESS WHEREOF, the undersigned executed this Option this 25th day of January, 1993.



                                                LONESTAR HOSPITALITY CORPORATION

                                                STEVEN B. SOLOMON, PRESIDENT
                                                14160 Dallas Parkway
                                                Suite 400
                                                Dallas, Texas   75240


















































            STOCK OPTION - Page 4DCC0C4F1 26243.1